 BROKER – CONTRACT CARRIER AGREEMENT

This agreement dated March 15, 2011, between Agro Transportations Inc., of 7600 Fallbrook Ave., West Hills, CA 91307, hereinafter referred to as Broker and Development Capital Group Inc, 101 Plaza Real South, Suite 201 South ,Boca Raton, Florida 33432 hereinafter referred to as Carrier.

In consideration of the mutual promises of the parties, it is agreed:

1. Broker is fully licensed by the US Department of Transportation US DOT # 1270233, and broker license 621746 a freight broker, duly authorized by the Surface Transportation Board, as successor to the Interstate Commerce Commission, under license MC # 496535 to arrange for the transportation of property by motor carrier on behalf of a motor carrier, consignor or consignee, and sufficiently controls the transportation of the commodities to be tendered to carrier under this agreement.

2. Contract Carrier is a motor carrier of property duly authorized EIN # 27-3746561 provide compensated contract transportation of property for shippers (Consignors) and receivers (Consignees) of General Commodities, and holds itself out to the public as such.

3. Broker, as an independent contractor, serves many shipper customers on a continuing basis which have individually and/or collectively varying and distinct transportation needs for shipments between and among various geographic points throughout the United States, and between the United States, Canada, and/or Mexico which from time to time require dedication of equipment, refrigerated, containerized, bulk or other specialized equipment, short notice driver/equipment availability, driver loading/unloading requirements, loading/delivery scheduling, detention, overnight and weekend layover, LTL/TL or LCL/CL service, variable traffic/shipment levels, protective service, stops in transit, direct dispatch, drop shipments, internal deliveries, weekend/holiday shipments and deliveries, pooling or spotting trailers, priority traffic and expedited service, special credit and payment terms, as well as electronic data interchange (EDI), and for those reasons Broker, both derivatively and for itself, has unique, distinct and continuing transportation service needs throughout the United States, and must necessarily also enter into similar pattern motor contract carriage agreements with more than one motor contract carrier in order to serve the varied, special, distinct and continuing transportation needs of itself and of its several shippers from origins to destinations throughout the United States, Canada and/or Mexico which form an integral part of the Broker’s customer base.

4. Carrier recognizes the special, distinct, varying and continuing transportation needs of the Broker and its customer base of shippers, and in order to serve a portion, if not all, of those transportation needs, Carrier desires to provide motor contract carriage to Broker under a continuing agreement designed to meet various and special transportation needs of Broker and its shipper customers as part of a larger integrated scheme of transportation services arranged by Broker between many shipper and carrier customers.

5. Carrier acknowledges that as a single motor contract carrier it may not be able to reliably and continually serve the broad range of Broker’s shipper customers’ transportation service needs and demands throughout the United States, and in the aggregated multiple motor contract carriage agreements can and do serve all of Broker’s customer base of shippers, and this Agreement may be one of a number of such continuing agreements.

6. Broker and Carrier understand this Agreement does not bind the respective parties to mutually exclusive services to each other, and that Broker may enter into similar agreements with other carriers, and Carrier may enter into similar contract carriage agreement with other brokers and/or shippers.

7. Broker shall diligently solicit, obtain and maintain shipping customers having freight traffic shipments in need of transportation, and shall tender freight traffic shipments to Carrier for transportation, and Carrier shall transport by motor vehicle from and to such points between which service may be required, such as quantities of authorized commodities as Broker may require without delay, subject to the availability of suitable equipment for the traffic tendered and the specific shipment instructions, all in accordance with the terms and conditions of this Agreement.

BROKER’S OBLIGATIONS

8. Broker shall tender a series of at least three (3) shipments of freight per year to Carrier for transport on a continuing basis during each year this Agreement remains in effect.

9. Broker shall pay Carrier for the transportation of freight under this Agreement, in accordance with contract rates, not later than thirty (30) days from the receipt by Broker of Carrier’s invoice covering such transportation, subject to the provisions contained in Paragraphs (23) and (24).

10. Carrier shall provide transportation for the tendered freight and shall bill all charges for transportation services directly to Broker. Carrier shall provide Broker with copies of signed bills of lading and delivery receipts as evidence of such services.

11. Carrier shall furnish, when capabilities are developed, via electronic data interchange (EDI), periodic transmissions of data elements on each shipment and receipt in format specified by the U.S. Electronic Data Interchange Standards published by the Transportation Data Coordinating Committee, or its successors, as well as similar data elements for automated payment of freight bills.

12. Carrier shall issue a Uniform Straight Bill of Lading in its own name, and shall assume full and complete responsibility and liability, regardless of the fault of any person, for any and all loss and damage to, or delay of, any shipment while in possession or control of Carrier under its terms, provided however, where the terms and conditions specified in this Agreement conflict with those in the Uniform Straight Bill of Lading, the terms and conditions specified in this Agreement shall prevail. All claims for loss, damage, delay and salvage shall be processed and adjusted in accordance with the regulations of the ICC as published in 49 C.F.R. Part 1005. The liability under this Agreement shall be for the full value of the property lost or damaged. Full value of lost or damaged items shall mean replacement cost established by trade sale or other invoice documentation, plus any additional transportation costs.

13. Carrier shall comply with the financial responsibility requirements of the appropriate federal and state laws and regulatory agencies through which it is authorized to operate. Carrier shall maintain primary cargo insurance in the amount equal to the full value of the maximum quantity of goods expected to be transported at any one time under this Agreement, but in no event in an amount less than $100,000.00 per shipment, to compensate Broker, consignor or consignee for any and all loss or damage to property which was placed in possession or control of Carrier in connection with transportation services under this Agreement. Carrier shall also maintain primary public liability insurance in an amount sufficient to cover any and all liability risks associated with its activities and operations in connection with transportation
Services under this Agreement, but in no event in amounts less than those prescribed by applicable statutes and regulations of the STB and Department of Transportation (DOT). Carrier shall maintain workers’ compensation coverage for all personnel employed by Carrier in connection with its transportation operations and services under this Agreement. Carrier’s cargo and liability insurance shall comply with STB and DOT requirements in all respects, and shall be in form required by 49 C.F.R. Part 13906(a), with no exclusions or restrictions which would not be accepted by the STB for a filing under the statutory or regulatory requirements, but shall be, in all respects, identical to insurance filed in accordance with the cited regulation. Carrier agrees that its cargo and liability insurance policies shall require the insurance carrier(s) to give Broker upon request, copies of insurance policies and Standard Certificate(s) of insurance for both the cargo and the liability risks and Carrier shall instruct its insurance carrier to give Broker twenty (20) days written notice of any modification or termination of such insurance policies.

14. Carrier shall defend and hold Broker harmless from, and indemnify Broker for any and all liability or claims for loss or damage to any freight in the possession and/or control of Carrier in connection with transportation under this Agreement, and any and all liability or claims for personal injury or death or property loss or damage arising out of the acts or omissions of Carrier its employees, independent contractors or agents in providing transportation under this Agreement. Carrier’s obligation under this Agreement shall include liability for payment of any and all costs and/or fees incurred by Broker in the adjustment or defense of any claim for cargo loss or damage and/or claim for personal injury or death or property loss or damage arising out of transportation operations and services under this Agreement. Carrier agrees that its obligation to defend, indemnify and hold harmless the Broker from and against any and all claims and liabilities resulting from or arising out of transportation operations and services under this Agreement shall survive any termination of this Agreement.

15. Carrier, at its sole cost and expense, shall furnish all equipment required for services hereunder and shall maintain all equipment in clean condition, good repair and working order. Carrier, at its sole cost and expense, shall employ for its services hereunder only competent and properly licensed personnel who shall be well trained in the care, safety and response procedures applicable to shipments being handled and transported. Without the prior written consent of Broker, Carrier shall not cause or permit any shipment tendered hereunder to be brokered to or transported by any other motor carrier, or in substituted service by railroad or other modes of transportation.

16. Carrier shall comply with all applicable STB and DOT regulations as well as all other federal and state laws, regulations and ordinances applicable to the operations of a motor carrier.

FREIGHT RATES/CONFIRMATION IN WRITING

17. For all freight tendered by Broker and accepted by Carrier subject to the terms, provisions and conditions of this Agreement, the rates and charges for the transportation of such freight shall be reasonable, and shall reflect and be approximately equivalent to the contemporaneously prevailing rates and charges for the same or substantially similar services then being provided by Carrier and other common or contract motor carriers. The total amount due and any other specified details for each shipment shall be confirmed in writing at the time of loading Carrier’s truck. Such written “load confirmation” shall be sent and/or exchanged the same day by Broker and Carrier via computer generated facsimile transmission (FAX), but if FAX confirmation cannot be sent, then Broker shall send written “load confirmation” of charges to Carrier, within five (5) days, by first-class U.S. Mail. Broker will pay Carrier % from gross cargo amount if Carrier find other Carrier for transportation service.

LIENS NOT ALLOWED/SET-OFF PERMITTED

18. Carrier shall neither have nor claim any lien rights on or against any property transported under this Agreement. However, should a consignor or consignee notify Broker of a claim for loss or damage to property transported by Carrier under this Agreement, Broker shall promptly give Carrier written notice of such claim and Carrier shall have thirty (30) days to attempt to resolve the claim with Broker’s customer. In the event Carrier cannot resolve such claim within such time, Carrier agrees that Broker and consignor/consignee shall have the right to set-off that claim amount from any freight charge payments due Carrier.

AGREEMENT FULFILLS REQUIREMENTS FOR CONTRACT CARRIAGE

19. Carrier and Broker agree that transportation services under this Agreement are to be performed as contract carriage in compliance with 49 U.S.C. Parts 13902(d)(B) and 14101(b) by providing specialized services or equipment designated to meet the distinctive needs of Broker or of the consignor and consignees which form Broker’s shipper customer base. Such services shall include, when applicable, but shall not be limited to those services described in Paragraph (3) above.
20. Both parties intend and recognize that this Agreement fulfills any and all applicable legal requirements for contracts for contract carriage, and enter into it for such purpose. Whether or not Carrier is also authorized to operate, or does operate, as a common carrier, each and every shipment tendered to Carrier by Broker shall be deemed to be a lender to Carrier as a motor contract carrier and shall be subject only to the terms of this Agreement and the provisions of law applicable to motor contract carriage.

FORCE MAJEURE

21. Neither party hereto will be liable for the failure to tender or timely transport freight under this Agreement if such failure, delay or other omission is caused by strikes, acts of God, war, accidents, civil or military authorities or other circumstances beyond its control.

DISPUTE RESOLUTION AND JURISDICTION

22. The parties agree and understand that this Agreement shall be governed by the Surface Transportation Act (49 USC 13101 et. seq.) where applicable and otherwise by the laws of the State of Michigan, both as to interpretation and performance and any and all actions for any and every breach of this contract shall be instituted and maintained in any court of competent jurisdiction sitting in the County of Wayne, State of Michigan.

INDEPENDENT CONTRACTOR

23. The relationship of the Broker to the Carrier shall, at all times, be that of an independent contractor, provided however, that Broker shall be the agent of the Carrier for receipt and collection of freight charges and fees, and Carrier hereby authorizes and appoints Broker as its agent for such purposes.

24. In the event that after movement and delivery of freight, the ultimate obligor for payment of freight charges and fees becomes bankrupt, or for any reason defaults on its obligation to pay freight charges and fees which Broker had already paid to Carrier, Carrier agrees that all its right, title and interest in such charges and fees shall be, and hereby are, transferred, subrogated and assigned to Broker for the purposes of collection and recovery from the responsible party(s).

EFFECTIVE DATE AND TERMINATION

25. This Agreement is to become effective on the date first written above, or to the extent applicable, upon the date which Carrier and Broker commenced doing business together, whichever is earlier, and shall remain in effect for a period of one (1) year from such date, and shall automatically renew from year to year thereafter, subject to the right of either party to cancel or terminate the Agreement at any time upon thirty (30) days advance written notice from one party to the other.

COMPETITION

26. Carrier and Broker agree that Broker, at great expense, has developed a broad customer and vendor base that is essential to the successful operation of the Broker. Carrier and Broker agree that disclosure of the identity of Broker customers to Carrier constitutes valuable consideration. During the term of this Agreement and for a period of one (1) year from the time of the termination of this Agreement, Carrier shall not, directly or indirectly, solicit or do business of a transportation nature with any of Broker’s customers who are serviced by Carrier as a result of this Agreement unless otherwise agreed by the parties in writing.

27. Solicitations prohibited under this Agreement including those set forth in Paragraph 26 above, means participation in any conduct, whether direct or indirect, the purpose of which involves transportation of shipper traffic by the Carrier for which the Carrier does, or did in the past, provide transportation services for that shipper traffic under arrangements first made or procured by Broker. Solicitation includes conduct initiated or induced by Carrier, or accepted from or through others in any way related to or affiliated with the Carrier.

28. If Carrier should perform services of a transportation nature for compensation for any Broker customer as defined in Paragraph 29 below without prior authorization from Broker during the time period set forth in Paragraph 26 in violation of this Agreement, Carrier shall pay Broker within ten (10) days of each such violation an amount equal to ten (10%) of all revenues invoiced Broker customers by Carrier.

29. Broker shall identify its customers to Carrier as each first load from each customer is tendered to Carrier. Carrier’s acceptance of the load and movement of the freight will acknowledge that this new customer is a Broker customer. Carrier has ten (10) days after such “first load” moves to challenge, in writing, why the customer should not be considered a Broker customer. In any case of challenge, Broker and Carrier will agree in writing exactly how this customer will be handled.

SEVERABLITY

30. If any part of this Agreement is determined by competent public authority or court to be contrary to the laws or regulations of any application jurisdiction, then such invalid or unenforceable provision shall be severed from this Agreement; however, such determination shall not in any way affect the validity of any other provisions of this Agreement.

COMPLETENESS AND AMENDMENTS

31. The provisions contained in this Agreement properly express the complete Agreement and understanding between the parties, including those contained in all prior agreements or understanding whatsoever expressed or implied. This Agreement may not be changed, waived or modified except by written agreement signed by Carrier and Broker stating that such writing in an amendment to this Agreement. However, the signatures of the parties shall not be required on the FAX transmitted “load confirmations” described in Paragraph (17).

ASSIGNABILITY AND OBLIGATIONS OF SUCCESSORS

32. Neither party to this Agreement may assign its rights or obligations under this Agreement without the express written consent of the other party.

33. This Agreement shall be binding upon the parties hereto, their legal representatives, successors, heirs and authorized assigns.

IN WITNESS WHEREOF, authorized representatives of the parties have executed this 5 page Agreement in two counterpart originals on the date stated at the top of Page 1.

BROKER	CARRIER

Agro Transportations, Inc.	Development Capital Group, Inc.
7600 Fallbrook Ave.,	101 Plaza Real Sout, Suite 201 South
West Hills, CA 91307	Boca Raton, FL 33432
EIN 20-5914595	EIN 27-3746561
Broker License 6210233
MC 496535
US DOT 1270233

/s/ Vlad Korsakov	/s/ Andriy Korobkin
Vlad Korsakov	Andriy Korobkin
Director	Director